Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Braemar Hotels & Resorts Inc.

Dallas, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 10, 2022, relating to the consolidated financial statements and schedule of Braemar Hotels & Resorts Inc. and the effectiveness of Braemar Hotels & Resorts Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Dallas, Texas

March 14, 2022